Exhibit 99.1

Virco Reports Revenue through Six Months Declined 6.1% to $118.2 Million from $125.8 Million, as Rebalancing of School Furniture Market Continues

•Operating Income of $10.5 Million for Second Quarter Remains Above Long-Term Average
•Shipments Plus Backlog of $162.5 Million is 2.1% Lower Than Same Period Last Year
•Current Ratio of 2.5 Supports Aggressive Development of Existing and New Revenue Streams
•Revenue Quality Remains High, With YTD Gross Margin of 40.4%
•Board Declares Quarterly Dividend of $0.025 per Share, Payable October 9, 2026 to Shareholders of Record as of September 18, 2026

TORRANCE, CALIFORNIA, SEPTEMBER 4, 2026 (Globe Newswire) — Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and direct supplier of moveable furniture and equipment for educational environments and public spaces in the United States, reported solid profitability for its second quarter and the six months ended July 31, 2026. Reflecting the ongoing rebalancing of the market for school furniture following uncertainties of the past few years, net sales for the second quarter totaled $87.5 million, versus $92.1 million for the same quarter in the prior year. Revenue quality remains high, with a gross margin of 40.0% for the quarter. Operating income for the quarter was $10.5 million versus $15.4 million last year. This remains well above the Company’s long-term average performance for the period.

Through six months, net sales totaled $118.2 million, a 6.1% decline from last year’s $125.8 million. Operating income was $6.9 million versus $15.3 million in the prior year. Year-over-year comparisons may reflect uncertainties among school administrators regarding the just-ended budget cycle. Most public schools have fiscal years that run from July 1 through June 30. Uncertainties heading into the current cycle may have resulted in cautious spending through the Company’s first and second quarters. Very recent trends show a slight improvement in demand following recent approval of new budgets for the school year of July 2026 through June 2027. Management cautions that even though these trends are encouraging, they come at a low point in the annual revenue cycle and are therefore unlikely to meaningfully improve the Company’s full-year results.

The Company’s domestically-based fabrication and service model continues to deliver good control over cost of goods sold and inventory levels, excellence of delivery and customer service, and of course product quality. In addition, the flexibility provided by U.S. manufacturing allows more responsive customer service without excessive reliance on debt financing. Through six months, interest expense was flat at $0.3 million, while selling, general, and administrative expense was 34.5% of revenue vs. 33.1% in the prior year.

Net income for the three months ended July 31, 2026 was $8.6 million versus $10.2 million in the prior year (a 15.4% decline). Through six months, net income was $5.8 million compared to $10.9 million the year before (a 46.5% decline). The performance comparison between each of the first two quarters of this year reflects a modest improvement in recent trends, as discussed earlier, following approval of new budgets in many public schools. Again, Management cautions that while trends are positive, the typical lower volume of the second half of the year is likely to moderate their impact on full-year results.

As global supply chains continue to rebalance, the impact on the Company’s core market of school furniture and equipment remains fluid. Business development efforts in adjacent markets with similar products, processes, and distribution channels are beginning to show consistent data suggesting that domestic manufacturers like Virco, while always enjoying advantages in flexibility, customization, and response time, are now finally nearing cost parity as well. As that threshold is approached, the other advantages of Virco’s U.S. factories and experience may be extensible to an entirely new customer base.

Supply chain relationships tend to be “sticky” and Management anticipates that any rebalancing in Virco’s favor may take several years. However, initial responses to these efforts are encouraging enough to justify further investment in new products and “platform processes”, Management’s term for major operating systems like tube mills, panel processing, injection molding, and metal finishing. Management expects any new investments to fall comfortably within the Company’s typical $4 to $6 million annual capital expenditures budget, which also includes ongoing maintenance and repairs.

Commenting on the first half of the year, Virco Chairman and CEO Robert Virtue said: “As the school delivery season becomes more compressed, the response time of our U.S. factories becomes more of a competitive advantage. We can provide superior quality, customization, and speed of service, while also operating with virtually no debt. While this current year will prove to be challenging in comparison to our recent years of record financial performance, our foundation is very strong and we’re actively using that strength to gain market share and develop new customers.

“None of this would be possible without our highly experienced workforce, 40% of whom have been with Virco for more than 20 years. The collective know-how and skills we nurtured through many hard years of competing against cheap overseas labor may now be paying off. For us, it was never only about the money. Sustainability isn’t just about the environment although our record there is outstanding. It’s also about our neighbors and communities. By keeping good jobs here we supported workers, families, schools, students, and communities. That our effort is now beginning to generate meaningful financial advantage seems only fair.

“We look forward to sharing our capabilities with public and private schools and many other customers and organizations who may now be in a position to fully appreciate what Virco has to offer.”

On September 3, 2026, the Company’s Board of Directors declared a cash dividend for the Company’s third fiscal quarter of $0.025 on each outstanding share of common stock. The dividend is payable on October 9, 2026 to stockholders of record of the common stock as of the close of business on September 18, 2026.

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Bassey Yau, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; our business strategies; market demand and product development; estimates of backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the impacts of tariffs and global trade uncertainties; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; changes in demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2026, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	7/31/2026	1/31/2026	7/31/2025
	(In thousands)

Assets
Current assets
Cash	$9,212	$14,437	$2,610
Trade accounts receivable, net	45,560	13,590	46,817
Income tax receivable	4,237	3,863	—
Inventories	53,032	56,735	59,866
Prepaid expenses and other current assets	10,568	10,104	2,592
Total current assets	122,609	98,729	111,885
Non-current assets
Property, plant and equipment, net	33,396	34,578	36,120
Operating lease right-of-use assets	27,396	30,415	33,019
Deferred income tax assets, net	3,594	5,437	5,847
Other assets, net	5,171	5,020	11,770
Total assets	$192,166	$174,179	$198,641
Liabilities
Current liabilities
Accounts payable	$20,034	$7,393	$17,069
Accrued compensation and employee benefits	12,850	11,434	6,856
Income tax payable	—	—	14
Current portion of long-term debt	274	269	263
Current portion of operating lease liability	6,623	6,490	4,790
Other accrued liabilities	8,714	6,396	8,747
Total current liabilities	48,495	31,982	37,739
Non-current liabilities
Long-term debt, less current portion	3,471	3,609	3,745
Operating lease liability, less current portion	26,672	30,006	33,096
Other long-term liabilities	3,054	2,651	8,685
Total non-current liabilities	33,197	36,266	45,526
Commitments and contingencies (Note 13)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 15,763,815 shares at 7/31/2026, 15,761,141 shares at 1/31/2026, and 15,761,141 shares at 7/31/2025	157	157	157
Additional paid-in capital	113,669	113,761	113,667
(Accumulated deficit) retained earnings	(2,827)	(7,875)	1,264
Accumulated other comprehensive (loss) income	(525)	(112)	288
Total stockholders’ equity	110,474	105,931	115,376
Total liabilities and stockholders’ equity	$192,166	$174,179	$198,641

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	7/31/2026	7/31/2025	7/31/2026	7/31/2025
	(In thousands, except per share data)
Net sales	$87,466	$92,086	$118,158	$125,840
Cost of goods sold	52,453	51,212	70,450	68,946
Gross profit	35,013	40,874	47,708	56,894
Selling, general and administrative expenses	24,466	25,503	40,821	41,617
Operating income	10,547	15,371	6,887	15,277
Unrealized (gain) loss on investment in trust account	(656)	968	(529)	(207)
Pension (benefit) expense	(203)	27	(392)	54
Interest expense, net	170	205	276	265
Income before income taxes	11,236	14,171	7,532	15,165
Income tax expense	2,623	3,985	1,696	4,247
Net income	$8,613	$10,186	$5,836	$10,918

Cash dividends declared per common share:	$0.025	$0.025	$0.050	$0.050

Net income per common share:
Basic	$0.55	$0.65	$0.37	$0.69
Diluted	$0.55	$0.65	$0.37	$0.69
Weighted average shares of common stock outstanding:
Basic	15,734	15,741	15,733	15,749
Diluted	15,737	15,743	15,735	15,750